Exhibit 10.10

10/9/2024

STRICTLY CONFIDENTIAL

FINDER’s FEE AGREEMENT

This is a Confidential Finder’s Fee Agreement. No disclosure, copying, redistribution, and any form of dissemination are permitted without prior consent from Revere Securities LLC. Only the designated recipients and their legal advisors/representatives are permitted to access this Agreement.

This Finder’s Fee Agreement is established and entered by Revere Securities LLC (“Revere” or Finder), and Powell Max Ltd (the “Company”). The Agreement is effective as of the date indicated above upon successful signatures from both parties.

The Agreement outlines the terms and conditions under which Revere will facilitate introductions of institutional and/or accredited investors to the Company for the purpose of securing financing. This shall be confined to the Introduced Sources, as defined later in this document. The types of financing may include, but are not limited to, debt, equity, or equity-linked options like convertible debt, preferred stock, and common stock, among others (collectively referred to as “Financing”). Adhering to these terms and conditions, the parties hereby agree as follows:”

1.	Conditions: Revere agrees to serve as the Company’s finder on a non-exclusive basis, specifically regarding the Financing. The Company acknowledges and agrees that Revere’s role is limited to exerting reasonable best efforts and does not imply a commitment by Revere to buy or sell any securities, nor does it guarantee the successful acquisition of funding for the Company. Revere’s role is confined to introducing potential investors to the Company, while the Company bears the responsibility of verifying the eligibility of any investor introduced by Revere for investment in the Company. Revere will not function as an underwriter and will not be involved in setting the terms of any Financing, negotiating terms with any funding source, or any other activities beyond facilitating introductions (as outlined above) and coordinating an initial meeting or conference call between the relevant parties.

2.	Fees: Revere will be compensated in cash as a “Finder” for the financing raised by the Company as a result of the introduction by Revere. As recompense for the Introduction facilitated by Revere in relation to the Financing, the Company agrees to remunerate Revere with the subsequent fee/s upon the completion of a Financing:

a)	Cash compensation equal to 4% of total proceeds raised through any Pre-Paid Advance financing.

b)	Cash compensation equal to 4% of total proceeds raised through any equity finance, including but not limited to any equity line of credit.

c)	Cash and stock compensation for advisory service at a rate of $15,000 per month and 10000 Company ordinary shares per month for six months with one automatic renewal. The advisory fee is accrual-based and payable when $3 million or more in financing is raised for the Company.

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3.	Disclosures & Filings: The Company bears exclusive responsibility and shall cover all costs related to securing any necessary registrations or qualifications mandated for the completion of a Financing. Additionally, the Company is solely accountable for the creation of any documents required for the Financing process. In accordance with relevant securities laws, Revere is permitted, at the time of the Financing’s closure, to announce its involvement with the Company and its contribution to the Financing. This may involve the utilization of the Company’s logo.

4.	Termination: This Agreement is automatically terminated six months after the Effective Date.

5.	Indemnification: The Company agrees to indemnify and protect Revere, along with its directors, officers, shareholders, employees, agents, and affiliates, from any claims, liabilities, and expenses (including reasonable attorney’s fees) that may arise or relate to the services provided by Revere under this Agreement.

6.	Assignment: This Agreement is legally binding and shall extend its benefits to both parties involved and their respective successors and authorized assignees. The Company is allowed to transfer this Agreement to its counterpart in events such as a sale, merger, consolidation, or the transfer of all or nearly all of the Company’s assets, or in a comparable significant corporate transaction or business combination. Revere holds the authority to assign this Agreement along with its rights and duties under it without requiring the Company’s approval.

7.	Disputes: If a dispute arises between the parties regarding the interpretation, construction, or alleged breach of this Agreement and cannot be resolved amicably, such dispute will be resolved through arbitration following the rules of FINRA. The decision made in the arbitration and the award given by the arbitrators, or a majority of them, will be conclusive. A judgment based on the arbitration award can be enforced in any court (state or federal) that has jurisdiction. This Agreement is to be governed, interpreted, construed, and enforced according to the laws of the State of New York. Should the Company delay any due payment of fees or expense reimbursements to Revere, an interest of ten percent (10%) per annum will accrue on the owed amount. In any legal action arising from this Agreement, the victorious party will have the right to recover reasonable attorney fees and all costs of the action from the losing party.

8.	Acting Capacity: Revere will conduct its services under this Agreement as an independent contractor, not as an employee of the Company or any of its affiliates. It is clearly understood and agreed upon by both parties that Revere will not have the authority to act on behalf of, represent, or obligate the Company or any of its affiliates in any capacity.

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9.	Affirmations Stated by the Company:

a)	The Company, along with its officers, directors, and key personnel, confirms that none of them are individuals who: (i) are under an order issued by the United States Securities and Exchange Commission (“SEC”) pursuant to Section 203(f) of the Investment Advisors Act; (ii) have been convicted of any felony or misdemeanor in the past ten (10) years involving activities as described in Section 203(e)(2)(A) through (D) of the Investment Advisors Act; (iii) have been identified by the SEC as having participated, or been convicted for participating, in activities specified in paragraphs (1), (5), or (6) of Section 203(e) of the Investment Advisors Act; (iv) are under any order, judgment, or decree as mentioned in Section 203(e)(4) of the Investment Advisors Act; or (v) have been found guilty of violating securities laws in any jurisdiction. Furthermore, neither the Company nor any of its officers, directors, or key personnel have been involved in any ‘bad acts’ as outlined in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Company commits to promptly informing Revere if any changes occur that would render this statement inaccurate or incomplete.

b)	The Company acknowledges its responsibility to provide Revere with information that is both materially accurate and factually correct. Revere, in the course of its services under this Agreement, will rely on the data, materials, and information provided by the Company without independently verifying their accuracy or completeness.

c)	Throughout the Engagement Period, the Company agrees to inform Revere via email about any closing of the Financing and will supply Revere with copies of all finalized investment documents related to the Introductions made by Revere.”

10.	Miscellaneous: This Agreement represents the full and complete understanding and contract between the parties regarding its subject matter. Any modifications to this Agreement must be made in writing and signed by both parties.

[Signature Page Follows]

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Revere Securities LLC

By:
Name:	Bill Moreno
Chairman | CEO

Accepted and agreed as of the date first above written:

Powell Max Ltd

By:
Name:	[Fill in the name]
[Fill in the title]

Accepted and agreed as of the date first above written:

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